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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated March 8, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto.

                          NOTICE OF OFFER TO PURCHASE
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       OF
                                  CARSON, INC.
                                       AT
                              $5.20 NET PER SHARE
                                       BY
                            CRAYON ACQUISITION CORP.
                      A DIRECT WHOLLY-OWNED SUBSIDIARY OF
                                 COSMAIR, INC.

     Crayon Acquisition Corp., a Delaware corporation ("Purchaser") and a direct wholly-owned subsidiary of Cosmair, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Class A common stock, par value $0.01 per share (the "Shares"), of Carson, Inc., a Delaware corporation (the "Company"), at a price of $5.20 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 8, 2000, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Parent is a wholly-owned subsidiary of L'Oreal S.A. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following consummation of the Offer, Purchaser intends to effect the merger described below.
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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON TUESDAY, APRIL 4, 2000, UNLESS THE OFFER IS EXTENDED.
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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY
TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE VOTING POWER OF THE COMPANY'S THEN ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ON A FULLY-DILUTED BASIS.
     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 25, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a direct, wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares owned by the Company or any subsidiary of the Company, and shares owned by stockholders who have properly exercised their appraisal rights under Delaware law) will be converted into the right to receive $5.20 in cash, or any greater amount paid pursuant to the Offer, without interest.
     Concurrently with the execution of the Merger Agreement, Parent, Purchaser and the Company entered into a Stockholders Agreement, dated February 25, 2000 (the "Stockholders Agreement"), with the holders of all outstanding shares of Class C common stock of the Company, par value $.01 per share (the "Class C Shares"), and 2,875,973 Shares (collectively, the "Majority Stockholders"), pursuant to which such Majority Stockholders have agreed, subject to at least an additional 565,857 Shares being validly tendered (and not withdrawn) pursuant to the Offer, to convert their Class C Shares into Shares and validly tender (and not to withdraw) all of their Shares in the Offer, which Shares collectively represent approximately 48% of the Company's outstanding common stock on a fully-diluted basis and approximately 88% of the total voting power of the Company's outstanding common stock.
     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY (WITH THREE DIRECTORS ABSTAINING) HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.
     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased Shares validly tendered as, if and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders whose Shares have theretofore been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) share certificates for such Shares or a timely Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) with respect to such Shares and (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.
     The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, April 4, 2000, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by Purchaser, shall expire (provided, however, that without the Company's consent, the Expiration Date will not be extended beyond July 31, 2000). Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not Purchaser exercises its right to extend the period of time during which the Offer is open. Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law.
     Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after May 6, 2000. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, as defined in Section 3 of the Offer to Purchase (except in the case of Shares tendered for the account of the Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.
     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and, if required, any other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or in the name of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares by Purchaser.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
     Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager. Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                                [INNISFREE LOGO]
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833
                   ALL OTHERS CALL TOLL-FREE: (888) 750-5834

                      The Dealer Manager for the Offer is:
                            LAZARD FRERES & CO. LLC
                 30 Rockefeller Plaza New York, New York 10020
                        (CALL COLLECT) (212) 632-6717

March 8, 2000